Exhibit 10.11

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of the   15th   day of December, 2008, by and between WI Commercial Properties, Inc. (“Landlord”) and Asset Acceptance, LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A. First Industrial Development Services, Inc., a Maryland corporation (“FIDS”), and Tenant executed and entered into that certain Business Lease dated August 25, 2003, as amended by that certain First Amendment to Lease dated as of December 29, 2003 (the “Lease”) whereby Tenant let the premises containing approximately 52,280 square feet located at 2840 S. Falkenburg Road, Riverview, Florida (the “Premises”).

B. Landlord is the successor in interest to FIDS as Landlord under the Lease.

C. The parties desire to (i) extend the Term and (ii) amend the Lease in certain other respects as set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the parties agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. The parties acknowledge and affirm that the Expiration Date under the First Amendment to Lease is May 31, 2009, rather than April 30, 2009.

3. The Lease is hereby amended to extend the Term by an additional seven (7) years, so that the Expiration Date is extended and revised to be May 31, 2016 (the “New Expiration Date”).

4. The square footage of the Premises shall be reduced from 52,280 square feet to 40,390 square feet as per the attached Exhibit “A”. The exact square footage will be determined subject to BOMA standards and certified by Landlord’s architect. Base Rent (as set forth below) shall be based upon the Premises containing 40,390 square feet. If the exact square footage is less than 40,390 when certified by the architect, Base Rent shall be reduced proportionately.

5. Base Rent payable under the Lease shall be reduced commencing the earlier of (i) June 1, 2009, or (ii) the date on which Tenant advises Landlord in writing that the space is reduced (the “New Term Commencement Date”). Base Rent for any partial month shall be prorated on a per diem basis. Base Rent beginning on the New Term Commencement Date through the New Expiration Date shall be as follows:

Period	Annual Base Rent Rate per SF	Monthly Rent*
New Term Commencement Date – two (2) calendar months thereafter	$-0-	$-0-
1st day of the 3rd calendar month after the New Term Commencement Date – 5/31/10	$11.50/NNN	$38,707.08
6/01/10 – 5/31/11	$11.79/NNN	$39,683.18
6/01/11 – 5/31/12	$12.08/NNN	$40,659.27
6/01/12 – 5/31/13	$12.38/NNN	$41,669.02
6/01/13 – 5/31/14	$12.69/NNN	$42,712.43
6/01/14 – 5/31/15	$13.01/NNN	$43,789.49
6/01/15 – 5/31/16	$13.34/NNN	$44,900.22

*	Plus applicable state sales tax.

6. Section 1.14 of the Lease is revised and amended so that beginning as of the New Term Commencement Date, Tenant’s Proportionate Share shall be that fraction, the numerator of which is the total square footage of the Premises (as determined pursuant to Section 4 of this Amendment), and the denominator of which is the total leasable square footage of the Building. Tenant’s Proportionate Share of Operating Expenses payable for the 2009 Operating Year shall be prorated accordingly.

7. In addition, Landlord shall be responsible to complete all work set forth on Exhibit B attached hereto (the “Tenant Improvements”), at Landlord’s own cost and expense. All work is to be performed during non-working hours (after 9 PM and before 8 AM) or as agreed upon between Landlord and Tenant, so as not to disturb Tenant’s business, except as may be necessitated by governmental authorities (county inspections, etc.). Any costs and expenses associated with additional work that are not included in the Tenant Improvements (the “Excess Tenant Improvements”) shall be paid for by Tenant. Excess Tenant Improvements shall be set forth in a written work order and shall be executed by Tenant and Landlord. If Excess Tenant Improvements include any (i) management fee or (ii) construction fee payable to Landlord, such fees must be approved in writing by Tenant. Such approval shall not be unreasonably withheld, conditioned or delayed.

Landlord shall submit the Schematic Plans (the “Plans”) and a full project Schedule (the “Schedule”) for the Tenant Improvements and a statement specifying any “long lead time items” included as a part of the Tenant Improvements and the alternatives which will avoid such delay to Tenant by December 22, 2008. Tenant shall approve or disapprove Plans, the Schedule and, if included, the statement within ten (10) business days of their receipt.

If Tenant approves the Plans and Schedule or approves a Tenant Improvement item which Landlord has specified as a cause of delay (“Tenant Delay”) or the cost of which

Landlord has specified was not included in the Tenant Improvements, then the time that the Premises shall be required to be Substantially Complete (hereinafter defined) shall be extended for each day of Tenant Delay regardless of whether such date extends beyond the Completion Date (hereinafter defined), without penalty to Landlord, and Tenant shall be responsible for the cost of such Excess Tenant Improvements, if applicable. There shall be no Tenant Delay unless Tenant has expressly approved the same in writing. Tenant shall deposit with Landlord fifty percent (50%) of the cost of the Excess Tenant Improvements within ten (10) days of Tenant’s approval of the Plans, the Schedule and the statement, if included, and Tenant’s execution of the work order for the Excess Tenant Improvements. Tenant shall pay the balance of the cost of the Excess Tenant Improvements when the Premises are Substantially Complete (hereinafter defined).

If Tenant fails to disapprove the Plans, the Schedule, or if included, the statement, within ten (10) business days of receipt thereof, the same shall be deemed approved. If the Plans, Schedule or statement are disapproved, Tenant shall have ten (10) business days to submit proposed changes to the Plans, Schedule and/or statement and Landlord shall submit revised Plans, Schedule and/or statement, as applicable. Landlord shall not unreasonably refuse to satisfy any objections of Tenant to the Plans, Schedule or statement, and Tenant shall not unreasonably withhold its approval. The review and revision of the Plans, Schedule and statement shall continue as described herein until approved by Tenant. Landlord must apply for all necessary permits immediately after Tenant approves the Plans, the Schedule, the statement (if included) and the work order for Excess Tenant Improvements, if any, made simultaneously with such approval. Any specific permitting delay due to Excess Tenant Improvements requested subsequent to such approval shall be a Tenant Delay, which must be approved by Tenant in writing.

All Tenant Improvements shall be Substantially Complete (hereinafter defined) within one hundred twenty (120) days after the later of (i) Tenant approval of the Plans, the Schedule, the statement (if included) and the work order for Excess Tenant Improvements, if any, executed simultaneously therewith, or (ii) the issuance of the permits required pursuant to such approval, so long as the permits are issued within thirty (30) days of such approval (the “Completion Date”). The Completion Date is estimated to be June 1, 2009. Tenant shall use its best efforts to coordinate and timely assist Landlord in managing occupied work areas that are affected by the Tenant Improvements (i.e., boxing or removing work station contents prior to re-carpeting, relocating furniture, fixtures, and equipment in areas to be constructed, etc.). The Premises shall be deemed to be “Substantially Complete” upon completion of the Tenant Improvements, except for minor, insubstantial or punch-list details of construction, decoration or mechanical adjustments, which remain to be done. In the event of any dispute as to whether the Tenant Improvements are Substantially Complete, the decision of Landlord’s architect shall be final and binding on the parties; provided, however, that Base Rent shall be reduced on the New Term Commencement Date in accordance with Section 5 of this Amendment and not when the Tenant Improvements are Substantially Complete.

In the event that Landlord fails to Substantially Complete the Tenant Improvements by the Completion Date, and provided that such failure to Substantially Complete the Tenant Improvements is not caused by Tenant Delay, Landlord shall be liable to Tenant for liquidated damages in the amount of a per diem Base Rent abatement (the “Liquidated Damages”). Tenant shall give Landlord a written notice of Landlord’s failure to timely Substantially Complete the Tenant Improvements, and Landlord shall have a period of seven (7)

business days from the date of said written notice to cure. In the event that Landlord does not Substantially Complete the Tenant Improvements within the seven (7) business day period, Tenant shall have the right to set off against the Base Rent the Liquidated Damages which accrue from the day after the Completion Date though the date on which the Tenant Improvements are Substantially Complete.

8. At any time after June 1, 2013, Tenant shall be entitled to a refurbishment allowance of up to $2.00/sf that shall be used at Tenant’s discretion for general refurbishment (the “Refurbishment Expenses”) including, but not limited to, carpet and paint and/or minor modifications to this facility, which are actually incurred and expended by Tenant for refurbishing the Premises after June 1, 2013. Tenant shall be reimbursed by Landlord for such Refurbishment Expenses. After the completion of any refurbishments, Tenant shall send the invoices for the Refurbishment Expenses to Landlord and shall make a written demand upon Landlord for reimbursement of the Refurbishment Expenses. In the event that Landlord fails to reimburse Tenant for said Refurbishment Expenses within fifteen (15) days after the date of delivery of a Tenant’s invoices and written demand from Tenant, Tenant shall have the right to set off the un-reimbursed Refurbishment Expenses against Base Rent.

9. Notwithstanding anything in the Lease or this Amendment to the contrary, Section 13.2 of the Lease is hereby amended to add that Landlord shall, at its sole cost, inspect the entire Building for leaks and water intrusion (roof, window seals, walls, floor, etc.) and repair the same prior to the New Term Commencement Date. It shall be Landlord’s ongoing responsibility to maintain the Premises in watertight condition throughout the Term, provided Tenant immediately notifies Landlord in writing of any leakage or other water intrusions.

10. Tenant shall have a continuous, on-going right of first refusal for approximately 11,890 rentable square feet of contiguous space under the same terms and conditions of the Lease or at the same terms and conditions of any bona fide written offer to lease, whichever is less. Landlord shall deliver any bona fide written offer to Tenant. Tenant shall then have ten (10) business days from the date of receipt from Landlord of a bona fide written offer to lease to notify Landlord of its intention to lease the space. If Tenant elects not to lease such space, Landlord may offer such space to third parties upon the same terms and conditions as contained in Landlord’s prior written notification to Tenant. Prior to offering such space to third parties upon different terms and conditions than offered to Tenant, Landlord will first offer the space to Tenant upon such newly proposed terms and conditions. The term of the lease for the space that is leased pursuant to this right of first refusal shall expire on the New Expiration Date as extended by each Option Term (hereinafter defined).

11. Tenant shall have two (2) five (5) year options to extend said Lease (each an “Option Term”, collectively, the “Option Terms”). Tenant shall provide no less than nine (9) months prior written notice of its intention to extend the Lease for each Option Term (the “Option Exercise Notice”). Utilizing the procedure hereinafter described in this Section 11, Base Rent for each Option Term shall be adjusted to by mutual agreement of the parties or by appointed real estate brokers who will determine fair market Base Rent, for the Option Term, for leases of comparable term and space in the Building and/or in similar class buildings in the submarket in which the Premises is located.

The parties shall have thirty (30) days after Landlord receives the applicable Option Exercise Notice in which to agree on fair market Base Rent during the applicable Option

Term. If the parties agree on the Base Rent for the applicable Option Term during such thirty (30) day period, they shall immediately execute an amendment to this Lease stating the new Base Rent.

If the parties are unable to agree on the Base Rent for the Option Term within such thirty (30) day period, then, within ten (10) days after the expiration of that period, each party, at its cost and by giving written notice to the other party, shall appoint a licensed real estate broker with at least five (5) years full-time commercial brokerage and leasing experience in the area in which the Premises is located and who works in the commercial brokerage and leasing field at the time that Tenant delivers the Option Exercise Notice (hereinafter called “broker”) to estimate and set the Base Rent for the entire Option Term. If a party does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Base Rent for the entire Option Term. If the two brokers are appointed by the parties as stated in this Section 11, they shall meet promptly and attempt to set the Base Rent for the entire Option Term. If they are unable to agree within thirty (30) days after the second broker has been appointed, they shall attempt to elect a third broker meeting the qualifications stated in this Section 11 within ten (10) days after the last day the two brokers are given to set the Base Rent for the entire Option Term. If they are unable to agree on the third broker, either of the parties to this Lease, by giving ten (10) days written notice to the other party, can apply to the then-president of the Greater Tampa Association of Realtors for the selection of a third broker who meets the qualifications stated in this Section 11. Each of the parties shall bear one-half of the costs of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either party.

Within thirty (30) days after the selection of the third broker, a majority of the brokers shall set the Base Rent for the entire Option Term. If a majority of brokers cannot agree on the Base Rent for the entire Option Term, then, within ten (10) days after the end of the thirty (30) day period referenced in the immediately preceding sentence, the third broker shall set the Base Rent for the entire Option Term.

After Base Rent for the entire Option Term has been set, the broker(s) shall immediately notify the parties. Landlord and Tenant shall immediately execute an amendment to the Lease setting forth Base Rent for the Option Term.

The rights granted to Tenant under this Section 11 are personal to Tenant, and in the event of any assignment of the Lease or sublease by Tenant, the right to exercise such renewal options shall thenceforth be void and of no further force or effect.

12. Landlord is precluded from entering into any lease or similar agreement with respect to the balance of the Building or other buildings owned by Landlord within the surrounding park, unless such lease or agreement contains the following provision or a provision that is substantially similar:

Tenant shall not employ or seek to employ any employee of Asset Acceptance, LLC, a Delaware limited liability company (“Asset”), until the later of (i) the expiration or earlier termination of the lease between Asset and Landlord or (ii) six (6) months after such employee is no longer employed by Asset.

13. To the extent that the Premises is encumbered by any mortgage, Landlord will provide a Subordination, Non-Disturbance and Attornment Agreement, which meets the requirements of Tenant’s legal counsel. Upon request, Landlord will execute and deliver a Memorandum of Lease in recordable form to Tenant, which Tenant may cause to be recorded in the appropriate county real estate records.

14. Subject to local codes and ordinances, Tenant shall have Landlord’s permission to hang a banner on the side of the Building as needed for recruiting purposes; however, Landlord assumes no liability for any fines or penalties imposed by state or local authorities for non-compliance, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from any such fines or penalties. Banners may not be placed on the portion of the Building not under lease by Tenant.

15. As of the date hereof, Landlord acknowledges that Tenant is not and has not been in default under the Lease. Landlord further acknowledges that, as of the date hereof, Tenant has properly made all payments due and owing pursuant to the Lease.

16. In connection with the execution of this Amendment, Landlord agrees to pay Studley (“Broker”) a commission subject to an agreement dated October 23, 2008. In the event that Landlord fails to pay commissions due to Broker as a result of this Lease, and such failure continues for a period of forty-five (45) days after notice thereof by Broker to Owner, the Broker shall be entitled to send written notice thereof to Tenant. Upon Tenant’s receipt of such notice from Broker, Tenant’s rent shall be abated immediately and Tenant further agrees, as a condition of realizing this rental abatement, to pay all outstanding sums due to Broker in monthly installments equal to the amount of the rental abatement. Such rental abatement and monthly payments to Broker shall continue until all sums due to Broker from Landlord, including interest and costs, have been paid.

17. Except as amended hereby, the Lease remains in full force and effect and is hereby ratified and confirmed.

18. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument and shall be binding upon each of the parties hereto as fully and completely as if all had signed but one instrument.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

In the Presence of:	LANDLORD:

WI Commercial Properties, Inc.

/s/ Scott Franz	By:	/s/ Mark Weldon
Mark C. Weldon
/s/ Bonnie Lewis	Its:	President

TENANT:

Asset Acceptance, LLC, a Delaware limited liability company

/s/ E. L. Herbert	By:	/s/ Mark A. Redman
Mark A. Redman
/s/ Lynn A. Martin	Its:	CFO

Exhibit “A”

Exhibit “B”

Tenant Improvement Specifications

Reception Area

1.	Install 2 security cameras at entry door in reception and hallway (relocate existing)[1]
2.	Install bullet proof glass (relocate existing)
3.	Secure door with buzzer (relocate existing)
4.	Install wrap-around countertop (relocate existing)
5.	Move locking payment box in Reception (relocate existing)
6.	Construct three (3) new Interview Rooms at front area

Mail Room

7.	Construct new mail room off Reception Area
8.	Add lock to door
9.	Install wrap-around counter with additional outlets, data & phone jacks

Conference Room

10.	Demo wall to enlarge room
11.	Reduce remaining Server Room in size, add locking door to Conference Room side
12.	Create War Room with remaining space
13.	4’ x 5’ view window with blinds
14.	Install separate HVAC system or additional supply grills
15.	Place thermostat in the conference room
16.	Install electric projector screen

Copy Center

17.	Insulate side walls of copy center
18.	Install supplemental HVAC unit for additional cooling
19.	Install additional outlets, data & phone jacks[1]

Break Room, Restrooms

20.	Replace doors and locking hardware in break-room
21.	Replace VCT in break-room
22.	Replace cabinet doors and drawers as needed
23.	Caulk countertops in break room & restrooms
24.	Install power flush commodes – new or retrofit

General

25.	Test & Balance HVAC system
26.	Repaint entire suite
27.	Replace carpet throughout entire suite with carpet tiles. Landlord to provide Tenant with excess carpet tiles in adequate supply for common corridors for future use.
28.	Install new electrical outlets and phone/data jacks, as necessary[1]
29.	After demising the space, connect back-up generator to those circuits deemed necessary by Tenant to be functional during a power outage to support its operation.
30.	Label electrical panel for future reference.
31.	Dual Signage permitted by Landlord – one facing West at SW corner and one facing North at new entry area, however, such signage shall be at Tenant’s expense
32.	Seal all windows and repair drywall
33.	Replace broken, cracked or damaged ceiling tiles throughout as needed

Exhibit “B”

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Exterior

34.	Curb cut – ramped concrete at front entry door
35.	Single handicap entry door[1]
36.	Relocate security card access pad & ADT security system
37.	Relocate existing dumpster (for remainder space tenant)
38.	Install new hardware on doors to dumpster enclosures
39.	Place an additional dumpster on the east side of the Building for AA
40.	Install vinyl privacy fence adjacent to screened patio to conceal view of dumpsters
41.	Construct new outdoor screen enclosure of comparable size to one to be relinquished
42.	Replace exterior light timers with photoelectric eyes

1 Landlord shall perform each of these items but shall not be in any way liable or responsible for connecting to Tenant’s phone system, computer system or security system.